January 15, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:
Legg Mason Global Asset Management Trust
Legg Mason BW Classic Large Cap Value Fund
- Class A, Class A2, Class C, Class FI, Class R, Class I and Class IS
File Nos. 333-162441; 811-22338
Post-Effective Amendment No. 70

Ladies and Gentlemen:

We have acted as counsel to Legg Mason Global Asset Management Trust (the “Trust”) in connection with the preparation of Post-Effective Amendment No. 70 to the Trust's Registration Statement on Form N-1A (the “Amendment”), and we have reviewed a copy of the Amendment being filed with the Securities and Exchange Commission.

Pursuant to paragraph (b)(4) of Rule 485 under the Securities Act of 1933, we represent that, based on our review, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours, /s/ K&L Gates LLP